Exhibit 10.22

SENIOR ADVISOR AGREEMENT

This Senior Advisor Agreement (this “Agreement”) is made and entered into as of September 3, 2024 by and between Nutanix, Inc, a Delaware corporation with its principal place of business at 1740 Technology Drive, San Jose CA 95110 (hereinafter referred to as the “Company”) and David Sangster (hereinafter referred to as the “Advisor”) (collectively referred to herein as the “Parties”).

WHEREAS, the Advisor has been employed as the Company’s Chief Operating Officer;

WHEREAS, the Advisor has submitted a resignation letter to the Company stating his intention to conclude his employment with the Company as of October 31, 2024 (“Separation Date”);

WHEREAS, the Company desires to retain the services of the Advisor after the Advisor’s Separation Date (which shall constitute a break in service) to provide advisory services to the Company; and

WHEREAS, the Advisor agrees to provide such services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

1. Engagement of Services

a.
Effective as of November 1, 2024 (the “Effective Date”), the Company will engage the Advisor, and the Advisor agrees to provide senior advisory services (“Services”) to the Company, including but not limited to: (i) providing strategic advice and guidance to the Company’s senior management, (ii) enabling the transition of any successor(s) appointed to assume the Advisor’s current work responsibilities, (iii) assisting in the development of business strategies and initiatives, (iv) facilitating introductions and networking opportunities, and (v) advising on industry trends and developments.
b.
The Advisor agrees to provide a maximum of five (5) hours of Services per week during the Term (as hereinafter defined).

2. Term

The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2024, unless extended or earlier terminated in accordance with the provisions of this Agreement (the “Term”).

3. Compensation

a.
The Company will pay the Advisor an advisory fee of $10,000 per month, payable in accordance with the Company’s regular payment practices. The Company shall issue the Advisor an IRS Form 1099 reflecting all such payments made in a given tax year.
b.
The Advisor will not be eligible to receive incentive compensation or to participate in Company-sponsored benefits in connection with the Services provided under this Agreement.
c.
The Advisor will not be eligible to receive equity compensation in connection with the Services provided under this Agreement and, effective on the Separation Date, the Advisor shall not continue to vest in any of his outstanding unvested time-based restricted stock units, performance-based restricted stock units or any other equity-based awards granted by the Company, which shall terminate and be forfeited to the Company on the Separation Date.
d.
The Company agrees to reimburse the Advisor for all reasonable and necessary expenses incurred in connection with the performance of the services, subject to prior approval by the Company’s Chief Executive Officer. As a condition to receipt of reimbursement, the Advisor shall be required to submit expenses in accordance the Company’s then-current travel and expense policy.

4. Independent Contractor. During the Term, the Advisor shall act as an independent contractor and not as an employee, agent, or representative of the Company. The Company will not make deductions from payments made to the Advisor for employment or income taxes, all of which will be the Advisor’s responsibility. The Advisor agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. The Advisor will have no authority to enter into contracts that bind the Company or any of its subsidiaries or create obligations on the part of the Company or any of its subsidiaries without the prior written authorization of the Company.

5. Confidentiality and Company Policies. The Advisor agrees to execute and comply with the Company’s Confidential Information and Invention Assignment Agreement (“CIIAA”), a copy of which is attached hereto as Exhibit A. The Advisor further agrees to perform services hereunder in compliance with Company’s policies, including the Company’s Code of Business Conduct and Ethics and Insider Trading Policy.

6. Termination. Prior to completion of the Term, this Agreement may be terminated by either Party upon 30 days’ written notice to the other party. In the event of termination, the Company shall pay the Advisor for services rendered and expenses incurred up to the date of termination.

8. Non-Compete and Non-Solicitation. The Advisor agrees not to engage in any business or activities that directly compete and/or conflict with the Company’s actual or potential business interests during the Term. The Advisor further agrees not to solicit any employees, customers, or clients of the Company during the Term.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law principles.

10. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, trademark, copyright or other intellectual property right of the Company, nor shall this Agreement grant the Advisor any rights in or to the Company’s confidential information (as defined in the CIIAA), except the limited right to use the confidential information in connection with the Services.

11. Miscellaneous.

a.
This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements or understandings, whether oral or written, relating to the subject matter herein.
b.
This Agreement may be amended only by a written instrument executed by both Parties.
c.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.
d.
The Advisor may not assign this Agreement or delegate any duties hereunder without the prior written consent of the Company.
e.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Nutanix, Inc.

By: /s/ Brian Martin

Name: Brian Martin

Title: Chief Legal Officer

David Sangster

Signature: /s/ David Sangster

Date: 9/3/2024